Exhibit 99.01

Glu Reports Fourth Quarter and Full Year 2016 Financial Results

  Q4 revenue of $46.3 million and Q4 bookings of $57.8 million, exceeding bookings guidance
  Design Home peaks at #28 top grossing game on U.S. App Store for iPhone after worldwide launch
  Cash and cash equivalents of $102.1 million and no debt as of December 31, 2016

SAN FRANCISCO--(BUSINESS WIRE)--February 8, 2017--Glu Mobile Inc. (NASDAQ:GLUU), a leading global developer and publisher of free-to-play mobile games, today announced financial results for its fourth quarter and full year ended December 31, 2016.

“Our ability to exceed fourth quarter bookings expectations was primarily driven by the strong Design Home launch and the continued traction with Covet Fashion, both of which were related to the recent Crowdstar acquisition,” stated Nick Earl, Chief Executive Officer of Glu. “During the quarter, we also benefitted from the ongoing success of our evergreen titles Cooking Dash 2016, Gordon Ramsay DASH, Kim Kardashian: Hollywood, Tap Sports Baseball 2016 and Deer Hunter 2016.”

Earl continued, “In 2017 we will be focused on hiring proven creative leaders with a track record of success. We will be investing in these creative leaders to build platform titles that we expect will share similar characteristics with Tap Sports Baseball and Covet Fashion of more predictable bookings and year over year growth. We have recently hired Mike Olsen as SVP of Studios who fits this profile exactly. I am confident that we have the right strategy to return to profitable growth and further establish Glu as a leader in mobile games.”

Fourth Quarter 2016 Financial Highlights:

  Revenue: Total revenue was $46.3 million in the fourth quarter of 2016 compared to $61.0 million in the fourth quarter of 2015.
  Bookings: Total bookings were $57.8 million in the fourth quarter of 2016 compared to $57.9 million in the fourth quarter of 2015. Bookings do not reflect the deferral of certain game revenue that Glu recognizes over the estimated useful lives of paying users of Glu’s games and excludes changes in deferred revenue and litigation settlement proceeds.
  Gross Margin: Gross margin was 56% in the fourth quarter of 2016 compared to 58% in the fourth quarter of 2015.
  Net Loss and EPS: Net loss was $(17.2) million for the fourth quarter of 2016 compared to a net loss of $(3.0) million for the fourth quarter of 2015. EPS loss was $(0.13) for the fourth quarter of 2016, based on 133.7 million weighted-average basic and diluted shares outstanding, compared to an EPS loss of $(0.02) for the fourth quarter of 2015, based on 127.8 million weighted-average basic and diluted shares outstanding.

  Cash and Cash Flows: As of December 31, 2016, Glu had cash and cash equivalents of $102.1 million and no debt. Cash used in operations was $(0.2) million for the fourth quarter of 2016 compared to generating $2.6 million in the fourth quarter of 2015.

Recent Developments and Strategic Initiatives:

  Today, we announced a partnership with MLB, the Major League Baseball Players Association, the Major League Baseball Players Alumni Association and Chicago Cubs third baseman Kris Bryant for the upcoming release of the latest title in the successful Tap Sports Baseball franchise.
  In January, we announced that Mike Olsen joined the company as Senior Vice President of Studios.
  In December, we announced the availability of Nicki Minaj: The Empire.
  In December, we acquired substantially all of the intangible assets, including the QuizUp mobile game, and certain other assets from Plain Vanilla Corp.
  In November, we announced the availability of Design Home.

“Our recent acquisition of Crowdstar, particularly the better-than-expected launch of Design Home, and continued success of our catalog titles were the primary drivers of our fourth quarter bookings outperformance,” stated Eric R. Ludwig, Chief Operating Officer and Chief Financial Officer. “Longer-term, we believe that the combination of recent organizational changes, evergreen game execution and our investment in our creative leaders and platforms will result in a more predictable and sustainably profitable operation.”

Fiscal 2016 Financial Highlights:

  Revenue: Total revenue was $200.6 million for the full year of 2016 compared to $249.9 million in 2015.
  Bookings: Total bookings were $214.0 million for the full year of 2016 compared to $242.2 million in 2015. Bookings do not reflect the deferral of certain game revenue that Glu recognizes over the estimated useful lives of paying users of Glu’s games and excludes changes in deferred revenue and litigation settlement proceeds.
  Gross Margin: Gross margin was 40% for the full year of 2016 compared to 57% in 2015. Gross margin for the full year of 2016 included $30.2 million in prepaid royalty impairments.
  Net Loss and EPS: Net loss was $(87.4) million for the full year of 2016 compared to a loss of $(7.2) million in 2015. EPS loss was $(0.66) for the full year of 2016, based on 131.8 million weighted-average basic and diluted shares outstanding, compared to an EPS loss of $(0.06) in 2015, based on 118.8 million weighted-average diluted shares outstanding.
  Cash Flows: Cash used in operations was $(19.8) million for the full year of 2016 compared to $(11.5) million used in operations in 2015.

Supplemental financial information used by company management to assess the Company’s operating results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Business Outlook as of February 8, 2017:

The following forward-looking statements reflect expectations as of February 8, 2017. Results may be materially different and are affected by many factors, such as: consumer demand for mobile entertainment and specifically Glu’s products; consumer demand for smartphones, tablets and next-generation platforms; our ability to improve the monetization of our titles to create evergreen games and continue to successfully launch and update new games; development delays on Glu's products; continued uncertainty in the global economic environment; competition in the industry; storefront featuring; changes in foreign exchange rates; Glu's effective tax rate and other factors detailed in this release and in Glu's SEC filings.

First Quarter Expectations – Quarter Ending March 31, 2017:

Glu does not provide guidance on a GAAP basis primarily due to the fact that Glu is unable to predict, with reasonable accuracy, future changes in its deferred revenue and corresponding cost of revenue. The amount of Glu’s deferred revenue and cost of revenue for any given period is difficult to predict due to differing estimated useful lives of paying users across games, variability of monthly revenue, platform commissions and royalties by game and unpredictability of revenue from new game releases. Future changes in deferred revenue and deferred cost of revenue are uncertain and could be material to Glu’s results computed in accordance with GAAP. Accordingly, Glu is unable to provide a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure without unreasonable effort.

  Bookings are expected to be between $53.0 million and $55.0 million.
  Platform commissions, excluding any impact of deferred platform commissions, are expected to be between $13.6 million and $14.0 million.
  Royalties, excluding any impact of deferred royalties, are expected to be between $3.7 million and $3.9 million.
  Hosting costs are expected to be approximately $1.5 million.
  Adjusted operating expenses are expected to be between $43.6 million and $44.0 million.
  Depreciation expense is expected to be $0.9 million.
  Income tax is expected to be an expense of approximately $0.2 million.
  Stock-based compensation expense is expected to be $3.8 million, restructuring charges are expected to be $3.2 million, transitional costs are expected to be $1.4 million and amortization of intangible assets is expected to be $3.3 million.
  Weighted-average common shares outstanding are expected to be approximately 134.3 million basic and diluted.

2017 Expectations – Full Year Ending December 31, 2017:

Glu does not provide guidance on a GAAP basis primarily due to the fact that Glu is unable to predict, with reasonable accuracy, future changes in its deferred revenue and corresponding cost of revenue. The amount of Glu’s deferred revenue and cost of revenue for any given period is difficult to predict due to differing estimated useful lives of paying users across games, variability of monthly revenue, platform commissions and royalties by game and unpredictability of revenue from new game releases. Future changes in deferred revenue and deferred cost of revenue are uncertain and could be material to Glu’s results computed in accordance with GAAP. Accordingly, Glu is unable to provide a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure without unreasonable effort.

  Bookings are expected to be between $215.0 million and $225.0 million.
  Platform commissions, excluding any impact of deferred platform commissions, are expected to be between $58.0 million and $60.8 million.
  Royalties, excluding any impact of deferred royalties, are expected to be between $17.2 million and $18.0 million.
  Hosting costs are expected to be between $5.4 million and $5.6 million.
  Adjusted operating expenses are expected to range from $160.1 million to $162.3 million.
  Depreciation expense is expected to be $3.7 million.
  Income tax expense is expected to be $0.6 million.
  Stock-based compensation expense is expected to be $16.7 million, restructuring charges are expected to range from $3.2 million to $5.5 million, transitional costs are expected to be $2.7 million and amortization of intangible assets is expected to be $10.2 million.
  Weighted-average common shares outstanding are expected to be approximately 135.6 million basic and diluted.
  We expect to have cash and short-term investments at December 31, 2017 of at least $60.0 million.

Quarterly Conference Call

Glu will discuss its quarterly results via teleconference today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Please dial (866) 582-8907 (domestic), or (760) 298-5046 (international), with conference ID # 47719241 to access the conference call at least five minutes prior to the 1:30 p.m. Pacific Time start time. A live webcast and replay of the call will also be available on the investor relations portion of the company's website at www.glu.com/investors. An audio replay will be available between 4:30 p.m. Pacific Time, February 8, 2017, and 8:59 p.m. Pacific Time, February 15, 2017, by calling (855) 859-2056, or (404) 537-3406, with conference ID # 47719241.

Disclosure Using Social Media Channels

Glu currently announces material information to its investors using SEC filings, press releases, public conference calls and webcasts. Glu uses these channels as well as social media channels to announce information about the company, games, employees and other issues. Given SEC guidance regarding the use of social media channels to announce material information to investors, Glu is notifying investors, the media, its players and others interested in the company that in the future, it might choose to communicate material information via social media channels or, it is possible that information it discloses through social media channels may be deemed to be material. Therefore, Glu encourages investors, the media, players and others interested in Glu to review the information posted on the company forum (http://ggnbb.glu.com/forum.php) and the company Facebook site (https://www.facebook.com/glumobile) and the company twitter account (https://twitter.com/glumobile). Investors, the media, players or other interested parties can subscribe to the company blog and twitter feed at the addresses listed above. Any updates to the list of social media channels Glu will use to announce material information will be posted on the Investor Relations page of the company's website at www.glu.com/investors.

Use of Non-GAAP Financial Measures

To supplement Glu's unaudited condensed consolidated financial data presented in accordance with GAAP, Glu uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Glu's results of operations as determined in accordance with GAAP. The non-GAAP financial measures used by Glu include historical and estimated bookings, platform commissions, excluding any impact of deferred platform commissions, royalties, excluding any impact of deferred royalties,, and Adjusted operating expense. These non-GAAP financial measures exclude the following items from Glu's unaudited consolidated statements of operations:

  Change in deferred platform commissions;
  Change in deferred royalties;
  Amortization and impairment of intangible assets;
  Stock-based compensation expense;
  Restructuring charges;
  Litigation settlement proceeds and costs; and
  Transitional costs.

Bookings do not reflect the deferral of certain game revenue that Glu recognizes over the estimated useful lives of paying users of Glu’s games and excludes changes in deferred revenue and litigation settlement proceeds.

Glu may consider whether significant items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.

Glu believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Glu's performance by excluding certain items that may not be indicative of Glu's core business, operating results or future outlook. Glu's management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing Glu's operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of Glu's performance to prior periods.

Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements, including those regarding our “Business Outlook as of February 8, 2017” (“First Quarter Expectations – Quarter Ending March 31, 2017” and “2017 Expectations – Full Year Ending December 31, 2017”), and the statements regarding that in 2017 we will be focused on hiring proven creative leaders with a track record of success; that we intend to invest in these creative leaders to build platform titles that we expect will share similar characteristics with Tap Sports Baseball and Covet Fashion of more predictable bookings and year over year growth; that we have the right strategy to return to profitable growth and further establish Glu as a leader in mobile games; and that we believe that the combination of recent organizational changes, evergreen game execution and our investment in our creative leaders and platforms will result in more predictable and sustainably profitable operations. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Investors should consider important risk factors, which include: the risks identified under "Business Outlook as of February 8, 2017"; the risk that Glu will be unable to attract and retain creative leaders with a successful track record; the risk that Glu does not realize the anticipated strategic benefits from our celebrity partnerships; the risk that the number of social followers of our celebrity partners does not correlate to strong performance for our celebrity titles; the risk that consumer demand for smartphones, tablets and next-generation platforms does not grow as significantly as we anticipate or that we will be unable to capitalize on any such growth; the risk that we do not realize a sufficient return on our investment with respect to our efforts to develop free-to-play games for smartphones, tablets and next-generation platforms, the risk that we will be unable build successful platform titles that provide predictable bookings and year over year growth; the risk that we will not be able to maintain our good relationships with Apple and Google; the risk that our development expenses for games for smartphones, tablets and next-generation platforms are greater than we anticipate; the risk that our recently and newly launched games are less popular than anticipated or decline in popularity and monetization rate more quickly than we anticipate; the risk that our newly released games will be of a quality less than desired by reviewers and consumers; the risk that the mobile games market, particularly with respect to free-to-play gaming, is smaller than anticipated; the risk that we may lose a key intellectual property license; the risk that we are unable to recruit and retain qualified personnel for developing and maintaining the games in our product pipeline resulting in reduced monetization of a game, product launch delays or games being eliminated from our pipeline altogether; and other risks detailed under the caption "Risk Factors" in our Form 10-Q filed with the Securities and Exchange Commission on November 9, 2016 and our other SEC filings. You can locate these reports through our website at http://www.glu.com/investors. We are under no obligation, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

About Glu Mobile

Glu Mobile (NASDAQ:GLUU) is a leading global developer and publisher of free-to-play mobile games. Glu is focused on creating compelling original IP games such as CONTRACT KILLER, COOKING DASH, COVET FASHION, DEER HUNTER, DESIGN HOME, QUIZUP, RACING RIVALS, and TAP SPORTS BASEBALL, and branded IP games including GORDON RAMSAY DASH, KENDALL & KYLIE, and KIM KARDASHIAN: HOLLYWOOD on the App Store, Google Play and Amazon Appstore. Founded in 2001, Glu is headquartered in San Francisco with U.S. offices outside Seattle and in Burlingame, San Mateo, Long Beach and Portland, and international locations in Canada, China, India, Japan, and Russia. Consumers can find high-quality entertainment wherever they see the ‘g’ character logo or at www.glu.com.

For live updates, please follow Glu via Twitter at www.twitter.com/glumobile and on Instagram at www.instagram.com/glumobile, or become a Glu fan at www.facebook.com/glumobile.

CONTRACT KILLER, COOKING DASH, COVET FASHION, DEER HUNTER, QUIZUP, RACING RIVALS, TAP SPORTS, GLU, GLU MOBILE, and the 'g' character logo are trademarks of Glu Mobile Inc.

Glu Mobile Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)
	December 31,	December 31,
	2016	2015

ASSETS
Cash and cash equivalents	$102,102	$180,542
Accounts receivable, net	21,477	17,956
Prepaid royalties	12,465	23,715
Prepaid expenses and other current assets	18,986	14,841
Total current assets	155,030	237,054

Property and equipment, net	5,640	5,447
Restricted cash	1,312	1,498
Long-term prepaid royalties	31,288	46,944
Other long-term assets	3,506	1,386
Intangible assets, net	25,896	22,767
Goodwill	116,832	87,890
Total assets	$339,504	$402,986

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$16,298	$9,386
Accrued liabilities	1,788	1,654
Accrued compensation	12,495	7,100
Accrued royalties	8,623	21,032
Accrued restructuring	271	342
Deferred revenue	44,865	31,112
Total current liabilities	84,340	70,626
Long-term accrued royalties	20,836	24,347
Other long-term liabilities	1,514	1,585
Total liabilities	106,690	96,558

Common stock	14	13
Additional paid-in capital	571,242	557,748
Accumulated other comprehensive income/(loss)	246	(85)
Accumulated deficit	(338,688)	(251,248)
Stockholders' equity	232,814	306,428
Total liabilities and stockholders' equity	$339,504	$402,986

Glu Mobile Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2016	2015	2016	2015
Revenue	$46,309	$61,030	$200,581	$249,900
Cost of revenue:
Platform commissions, royalties and other	17,468	22,251	75,239	95,682
Impairment of prepaid royalties and minimum guarantees	123	858	30,107	2,502
Impairment and amortization of intangible assets	2,811	2,325	14,792	9,553
Total cost of revenue	20,402	25,434	120,138	107,737
Gross profit	25,907	35,596	80,443	142,163
Operating expenses:
Research and development	20,766	20,001	81,879	72,856
Sales and marketing	14,387	10,729	48,050	48,240
General and administrative	8,134	6,838	30,225	26,092
Amortization of intangible assets	-	11	-	201
Restructuring charge	-	1,075	2,279	1,075
Total operating expenses	43,287	38,654	162,433	148,464
Loss from operations	(17,380)	(3,058)	(81,990)	(6,301)
Interest and other expense, net:
Interest income / (expense)	(60)	15	(2)	49
Other expense	(54)	(149)	(5,749)	(792)
Interest and other (expense), net	(114)	(134)	(5,751)	(743)
Loss before income taxes	(17,494)	(3,192)	(87,741)	(7,044)
Income tax benefit/(provision)	280	234	301	(141)
Net loss	$(17,214)	$(2,958)	$(87,440)	$(7,185)
Net loss per share - basic and diluted
Basic	$(0.13)	$(0.02)	$(0.66)	$(0.06)
Diluted	$(0.13)	$(0.02)	$(0.66)	$(0.06)
Weighted average common shares outstanding - basic and diluted
Basic	133,738	127,775	131,804	118,775
Diluted	133,738	127,775	131,804	118,775

Stock-based compensation expense included in:
Research and development	$1,401	$1,099	$4,567	$3,563
Sales and marketing	344	305	1,091	1,082
General and administrative	1,922	2,065	7,605	7,041
Total stock-based compensation expense	$3,667	$3,469	$13,263	$11,686

Glu Mobile Inc. Supplemental Financial Information (in thousands) (unaudited)
For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
	2015	2015	2015	2015	2016	2016	2016	2016

GAAP gross profit/(loss)	$40,726	$32,396	$33,445	$35,596	$31,841	$27,388	$(4,693)	$25,907
Impairment and amortization of intangible assets in cost of revenue	2,434	2,434	2,360	2,325	2,324	2,336	7,320	2,811
Non-cash warrant benefit/(expense)	93	135	1,896	(116)	9	(32)	(6)	(26)
Change in deferred revenue and litigation settlement proceeds	(7,023)	1,329	1,174	(3,135)	(530)	2,575	(102)	11,464
Change in deferred platform commissions	1,838	(214)	(605)	1,081	(278)	(588)	96	(3,126)
Change in deferred royalties	981	(107)	(175)	416	(398)	240	(294)	(200)

GAAP operating expense	$38,214	$38,540	$33,056	$38,654	$41,026	$40,868	$37,252	$43,287
Stock-based compensation	(2,129)	(3,032)	(3,056)	(3,469)	(3,545)	(2,961)	(3,090)	(3,667)
Amortization of intangible assets in operating expenses	(127)	(32)	(31)	(11)	-	-	-	-
Litigation costs and settlement proceeds	-	(476)	390	-	-	-	-	-
Transitional costs	(72)	-	-	-	-	-	-	(802)
Restructuring charge	-	-	-	(1,075)	(106)	(2,116)	(57)	-

GAAP research and development expense	$18,243	$18,308	$16,304	$20,001	$20,312	$20,721	$20,080	$20,766
Transitional costs	-	-	-	-	-	-	-	(83)
Stock-based compensation	(760)	(836)	(868)	(1,099)	(1,194)	(837)	(1,135)	(1,401)

GAAP sales and marketing expense	$12,438	$12,771	$12,302	$10,729	$12,624	$10,935	$10,104	$14,387
Transitional costs	-	-	-	-	-	-	-	(39)
Stock-based compensation	(218)	(282)	(277)	(305)	(292)	(191)	(263)	(344)

GAAP general & administrative expense	$7,406	$7,429	$4,419	$6,838	$7,984	$7,096	$7,011	$8,134
Transitional costs	(72)	-	-	-	-	-	-	(680)
Stock-based compensation	(1,151)	(1,914)	(1,911)	(2,065)	(2,059)	(1,933)	(1,692)	(1,922)
Litigation costs	-	(476)	390	-	-	-	-	-

Other supplemental financial information
Depreciation	$706	$732	$718	$706	$656	$720	$768	$804
Foreign currency exchange gain/(loss)	290	186	167	149	(148)	(182)	1,035	294
Loss/(income) from change in fair value of strategic investments	-	-	-	-	(300)	4,660	630	(255)
Income tax provision/(benefit)	1,104	(809)	79	(234)	(166)	16	129	(280)
Interest and other (income)/expense	(6)	(12)	(15)	(15)	(21)	(25)	(12)	74

In addition to the reasons stated above, which are generally applicable to each of the items Glu excludes from its non-GAAP financial measures, Glu believes it is appropriate to exclude certain items for the following reasons:

Change in Deferred Platform Commissions and Deferred Royalties. At the date we sell certain premium games and micro-transactions, Glu has an obligation to provide additional services and incremental unspecified digital content in the future without an additional fee. In these cases, we recognize any associated cost of revenue, including platform commissions and royalties, on a straight-line basis over the estimated life of the paying user. Internally, Glu’s management excludes the impact of the changes in deferred platform commissions and deferred royalties related to its premium and free-to-play games in its non-GAAP financial measures when evaluating the company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. Glu believes that excluding the impact of the changes in deferred platform commissions and deferred royalties from its operating results is important to facilitate comparisons to prior periods and to understand Glu’s operations.

Amortization and Impairment of Intangible Assets. When analyzing the operating performance of an acquired entity or intangible asset, Glu's management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any allocations made for accounting purposes. Because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets (including acquired in-process technology and goodwill), when analyzing the operating performance of an acquisition in subsequent periods, Glu's management excludes the GAAP impact of acquired intangible assets to its financial results. Glu believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

Stock-Based Compensation Expense. Glu applies the fair value provisions of ASC 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires the recognition of compensation expense, using a fair-value based method, for costs related to all share-based payments. Glu's management team excludes stock-based compensation expense from its short and long-term operating plans. In contrast, Glu's management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, Glu places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants. Glu believes it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of its business.

Restructuring Charges. Glu undertook restructuring activities in the first, second and third quarters of 2016 and the fourth quarter of 2015 and recorded cash restructuring charges due to the termination of certain employees in Asia and certain U.S. offices. Glu recorded the severance costs as an operating expense when it communicated the benefit arrangement to the employee and no significant future services, other than a minimum retention period, were required of the employee to earn the termination benefits. Additionally, Glu recorded restructuring charges upon exiting portions of certain facilities in Asia and the US in the second and third quarters of 2016. Glu believes that these restructuring charges do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Litigation Settlement Proceeds and Costs. These proceeds and expenses consist primarily of one-time settlement payments received from, and legal fees incurred in connection with, intellectual property infringement matters. Glu has treated the settlement proceeds as a multiple element arrangement and has allocated a significant portion of the proceeds to revenue as deemed royalty revenue for the settlement of past infringement. The residual proceeds have been allocated to contra general and administrative expenses and offset legal fees incurred. Glu excludes these proceeds and costs from its non-GAAP measures as these proceeds and costs are isolated, unpredictable and not expected to recur regularly, and Glu believes that these proceeds and costs have no direct correlation to the operation of its ongoing core business.

Transitional Costs. GAAP requires expenses to be recognized for various types of events associated with a business acquisition such as legal, accounting and other deal related expenses. Glu has incurred various costs related to the acquisition and integration of Crowdstar into Glu’s operations. Glu recorded these acquisition and transitional costs as operating expenses when they were incurred. Glu believes that these acquisition and transitional costs affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these expenses.

CONTACT:
Investor Relations:
ICR, Inc.
Seth Potter, 646-277-1230
ir@glu.com